Exhibit 99.1

BioScrip Appoints John McMahon as Chief Accounting Officer

DENVER, October 22, 2018 -- BioScrip, Inc. (NASDAQ:BIOS) ("BioScrip" or the "Company"), the largest independent national provider of infusion and home care management solutions, today announced the appointment of John McMahon as Vice President, Controller and Chief Accounting Officer of the Company, effective October 19, 2018.

Mr. McMahon is a certified public accountant and has more than 25 years of accounting and finance experience, including over a decade in principal accounting officer roles at publicly traded companies, such as Heska Corporation where he was the chief financial officer and Advanced Energy Industries, Inc. where he was the corporate controller. Earlier in his career, Mr. McMahon held senior accounting and audit positions with a variety of other publicly traded companies, including Danka Business Systems PLC, Sykes Enterprises, Inc. and Documentum.

“John brings substantial public company accounting and internal controls leadership to BioScrip. I am very excited to welcome John, as his appointment is indicative of the solid momentum our team has made toward building a best-in-class accounting and finance organization. I look forward to working closely with John and the rest of our team as we continue to drive excellence with the support of our accounting and finance functions,” said Stephen Deitsch, Senior Vice President and Chief Financial Officer.

About BioScrip, Inc.

BioScrip, Inc. is the largest independent national provider of infusion and home care management solutions, with approximately 2,100 teammates and nearly 70 service locations across the U.S. BioScrip partners with physicians, hospital systems, payors, pharmaceutical manufacturers and skilled nursing facilities to provide patients access to post-acute care services. BioScrip operates with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate-site setting. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by clinical excellence, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves.

Investor Contacts:

Stephen Deitsch	Kalle Ahl, CFA
Chief Financial Officer & Treasurer	The Equity Group
T: (720) 697-5200	T: (212) 836-9614
stephen.deitsch@bioscrip.com	kahl@equityny.com